Exhibit 10.10

CITIZENS BANCSHARES CORPORATION

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made as of this 1 day of December, 2005 by and between Robert E. Nesbitt (the “Executive”) and CITIZENS BANCSHARES CORPORATION, a corporation organized under the laws of the State of Georgia (the “Company”).

RECITALS:

WHEREAS, the Executive is currently employed by the Company and/or one or more of its affiliates as the Alabama Division President; and

WHEREAS, the Company desires to enter into an agreement with the Executive to provide change in control benefits to the Executive upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Definitions. For purposes of this Agreement, the following terms and conditions shall have the meanings set forth in this Section 1:

(a)           “Area” means the geographic area within the boundaries of Jefferson and Shelby Counties in the State of Alabama. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Company and its affiliates as of the Effective Date.

(b)           “Board of Directors” means the Board of Directors of the Company.

(c)           “Business of the Company” means the business of commercial banking.

(d)           “Cause” means the occurrence of any of the following events:

(i)            material dishonesty, gross negligence or willful misconduct by Executive in the performance of his duties hereunder which conduct results in material financial or reputational harm to the Company or its affiliates;

(ii)           conviction (from which no appeal may be, or is, timely taken) of Executive of a felony;

(iii)          initiation of suspension or removal proceedings against Executive by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;

(iv)          knowing violation by Executive of federal or state banking laws or regulations; or

(v)           refusal by Executive to perform a duly authorized and lawful written directive of the Chief Executive Officer of the Company or the President of the Bank.

(e)           “Change in Control” means the occurrence of any of the following events on or after the Effective Date:

(i)            the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(ii)           individuals who as of the Effective Date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member such Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or Directors; or

(iii)          a reorganization, merger or consolidation, (a “Business Combination”) with respect to which persons who were the owners of the Company immediately prior to such Business Combination do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(iv)          the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)           a complete liquidation or dissolution of the Company.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Confidential Information” means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through its relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(h)           “Disability” means a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Executive by the Company or, if no such coverage is then being provided, the inability of the Executive to perform the material aspects of the Executive’s duties of employment for a period of at least one hundred eighty (180) consecutive days as certified by a physician chosen by the Executive and reasonably acceptable to the Company.

(i)            “Effective Date” means the date on which this Agreement is made as evidenced above.

(j)            “Good Reason” means the occurrence of any of the following events and which is not corrected by the Company within thirty (30) days after the Executive’s written notice to the Company or one of its affiliates of the same:

(i)            a material diminution in the Executive’s responsibilities or duties in effect immediately prior to the effective date of the Change in Control;

(ii)           a material reduction in the Executive’s base salary, incentives and/or benefits in effect immediately prior to the effective date of a Change in Control;

(iii)          elimination of benefit or incentive programs in which the Executive participates without availability of comparable replacement programs; or

(iv)          a change of the location of the Executive’s place of employment to more than fifty (50) miles from the Executive’s principal business office as of the effective date of a Change in Control.

(k)           “Termination of Employment” means the Executive’s termination of employment, for any reason, from the Company and all affiliates. Notwithstanding the foregoing, an event shall not be deemed to be a Termination of Employment if it would not qualify as a “separation from service” pursuant to Code Section 409A and the regulations promulgated thereunder.

(l)            “Specified Employee” shall mean a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company (or an entity which is considered to be single employer with the Company under Code Section 414(b) or 414(c)) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, any employee who is a key employee determined under the preceding sentence will be deemed to be a Specified Employee solely for the period of April 1 through March 31 following such December 31 or as otherwise required by the Code Section 409A and the regulations promulgated thereunder.

(m)          “Trade Secrets”  means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.             Term. This Agreement shall become effective as of the Effective Date and shall remain in effect until the effective date of the Executive’s Termination of Employment; provided, however, if a Change in Control occurs prior to the Executive’s Termination of Employment, this Agreement shall remain in effect for two (2) years following the effective date of such Change in Control.

3.             Severance Benefits Upon Termination of Employment.

(a)           Amount of Severance Benefits. If, within three (3) months before or two (2) years following a Change in Control, the Executive experiences a Termination of Employment due to either (i) an involuntarily termination by the Company or one of its affiliates without Cause or (ii) a resignation by the Executive for Good Reason (no later than six (6) months after the occurrence of the most recent event constituting Good Reason), the Company shall pay to the Executive an amount equal to one (1) times the Executive’s annual base salary in effect at the time of the Termination of Employment. In addition, to the extent permitted by the applicable plan or program, the following employee welfare benefits shall continue in effect at the same level as in effect immediately prior to the Change in Control for a period of twelve (12) months following the Termination of Employment (the “Severance Period”):

If on the last date of the Executive’s day of employment, the Executive has any of the following benefits, those benefits should continue for a period of twelve (12) months following the Termination of Employment (the “Severance Period) under the terms listed below:

Medical, Vision, Prescription Drug, Dental, as limited by COBRA;

Stock Purchase Plan;

YMCA;

Prepaid Legal;

Sam Club; and

Accrued unused vacation time.

 Finally, during the Severance Period, the Company shall pay to the Executive an amount equal to the Executive’s cost of COBRA continuation health coverage for the Executive and his eligible dependents for the Severance Period or if less, the period during which the Executive and his eligible dependents are entitled to COBRA continuation coverage. The payments described in this Section 3 shall be collectively referred to in this Agreement as the “Severance Benefit.”  A termination of the Executive’s employment due to his death or Disability will not be deemed to be an involuntary termination of employment by the Company or one of its affiliates without Cause or a resignation by the Executive for Good Reason.

(b)           Golden Parachute Reduction. Notwithstanding Subsection (a), if the aggregate of the Severance Benefit and other payments and benefits which the Executive has the right to receive from the Company and its affiliates (including the value of any equity rights which become vested upon a Change in Control) (the “Total Payments”) would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code, the Executive shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under Code Section 4999 that would be payable by the Executive (the “Excise Taxes”)) if the Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments. If the Executive is to receive the Reduced Payments, the Executive shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

(c)           Payment of Severance Benefit. The Severance Benefit shall be paid to the Executive in a lump sum payment as soon as practicable following the Executive’s Termination of Employment; provided, however, that if the Executive is a Specified Employee at the time payment is due hereunder, then the lump sum payment shall be deferred and paid as soon as practicable following the expiration of six (6) months from the effective date of the Executive’s Termination of Employment. The Company shall be entitled to withhold appropriate employment and income taxes, if required by applicable law, if the Severance Benefit becomes payable.

4.             Confidentiality.

(a)           All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company or any of its affiliates are confidential to and are and will remain the sole and exclusive property of the Company or any of its affiliates. Except to the extent necessary to perform the duties assigned to him by the Company, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)           The covenants of confidentiality set forth herein will apply during the Term of the Executive’s employment to any Confidential Information and Trade Secrets disclosed by the Company or one of its affiliates or developed by the Executive prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of twelve (12) months following termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. § 10-1-760, et. seq.

5.             Noncompetition. In the event that the Executive is entitled to receive the Severance Benefit under this Agreement, the Executive agrees that, for twelve (12) months following the Executive’s termination of employment, the Executive will not (except on behalf of or with the prior written consent of the Company), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Company or any of its affiliates, engage in any business which is the same as or essentially the same as the Business of the Company.

6.             Nonsolicitation. In the event that the Executive is entitled to receive the Severance Benefit under this Agreement, the Executive agrees that, for twelve (12) months following the Executive’s termination of employment:

(a)           the Executive will not (except on behalf of or with the prior written consent of the Company), on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the customers of the Company or its affiliates, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Company and its affiliates; and

(b)           the Executive will not on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Company or its affiliates, whether or not such employee is a full-time employee or a temporary employee of the Company or its affiliates and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

7.             Enforcement of Covenants and Remedies. The Executive agrees that the covenants contained in Sections 4, 5, and 6 hereof are the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interest and properties of the Company, and that irreparable loss and damage will be suffered by the Company should he breach any of the covenants. In the event that the Company reasonably determines that the Executive has breached any of his obligations pursuant to Sections 4, 5, and 6 hereof, which remain uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Company, the Executive will forfeit any amounts owed to the Executive under Section 3 hereof which have not previously been paid to the Executive. The Executive also agrees and consents that, in addition to all the remedies provided by law or in equity, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of the covenants in Sections 4, 5 and 6 hereof.

8.             No Mitigation. No amounts or benefits payable to the Executive hereunder shall be subject to mitigation or reduction by income or benefits the Executive receives from other sources.

9.             Continued Employment. Nothing in this Agreement shall entitle Executive to continued employment with the Company or any of its affiliates or to continued tenure in any specific office or position. The Executive’s employment with the Company or any of its affiliates shall be terminable at the will of the Company, with or without Cause.

10.           Assignment. If the Company sells, assigns, or transfers a majority of its business and assets to any person or entity, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity (such acquiring or successor entity to be referred to herein as the “Acquiring Entity”), then the Company shall assign all of its right, title and interest in this Agreement to the Acquiring Entity and the Acquiring Entity shall assume and perform all of the terms, conditions and provisions imposed by this Agreement upon the Company. In the event the Company assigns this Agreement as permitted by this Agreement and the Acquiring Entity assumes this Agreement, all further rights and obligations of the Company shall cease and terminate and the “Company” as defined herein will refer to the Acquiring Entity.

11.           Dispute Resolution. The Company and the Executive agree that any dispute between the Executive and the Company or its officers, directors, employees, or agents in their individual or Company capacity relating to the interpretation, enforcement or breach of this Agreement, shall be submitted to a mediator for non-binding, confidential mediation. If the matter cannot be resolved with the aid of the mediator, the Company and the Executive mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the State of Georgia. The arbitration shall take place in or near Atlanta, Georgia. The Company and the Executive agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

12.           Attorneys’ Fees. In the event of the use of any dispute resolution program related to a controversy arising under or in connection with this Agreement, the party prevailing in such dispute resolution program shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such dispute resolution program, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party. The amount of reasonable attorneys’ fees shall be determined by the trier of fact in its sole discretion but, in any event, shall not exceed $10,000.

13.           Notice. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by written notice to the other parties):

If to the Company, to the Company at:	Citizens Bancshares Corporation

Attention: Chairman

Mr. Ray M. Robinson
75 Piedmont Ave., N.E.
Atlanta, Georgia 30303

If to the Executive, to the Executive at:	Mr. Robert E. Nesbitt
5148 Kirkwall Lane
Birmingham, AL 35242

14.           Headings. Sections or other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

16.           Release. Prior to payment of any Severance Benefit pursuant to this Section 3, the Company shall have the right to require the Executive to sign, and the Executive hereby agrees to sign, a release, as described herein, and the Company may withhold payment of such amount until the period during which the Executive may revoke such waiver (normally seven (7) days) has elapsed. The release shall provide the release and discharge of the Company and related persons and entities from any and all such actions, suits, proceedings, claims, demands or causes of action, in any way directly or indirectly related to or connected with the Executive’s employment with the Employer and or the termination of the employment with the Employer, including, but not limited to, claims relating to discrimination in employment.

17.           Severability. In the event that one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

18.           Governing Law. To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Georgia law.

19.           Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and the Executive.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first above written.

CITIZENS BANCSHARES CORPORATION

By:

Print Name: James E. Young

Title: President & CEO

EMPLOYEE:

Date: